Exhibit 8.1

October 15, 2019

Trinity Sub Inc.
55 Merchant Street, Suite 1500
Honolulu, Hawaii 96813

Re:	Trinity Sub Inc.’s Qualification as a REIT

Ladies and Gentlemen:

We have acted as special tax counsel to Trinity Sub Inc., a Maryland corporation (the “Company”)1, in connection with the Mergers and other transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2019, by and among the Company, Trinity Merger Corp., a Delaware corporation (“Trinity”), Trinity Merger Sub I, Inc., a Delaware corporation, Trinity Merger Sub II, LLC, a Delaware limited liability company, PBRELF I, LLC, a Washington limited liability company (“Fund I”), BRELF II, LLC, a Washington limited liability company (“Fund II”), BRELF III, LLC, a Washington limited liability company (“Fund III”), BRELF IV, LLC, a Washington limited liability company (“Fund IV”, and together with Fund I, Fund II and Fund III, the “Funds”, and each individually, a “Fund”), Pyatt Broadmark Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company. This opinion is being delivered to be filed as an exhibit to the Registration Statement on Form S-4, File No. 333-233214, as amended (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement;

2.	the Merger Agreement;

[1]	In connection with the transactions contemplated by the Agreement, Trinity Sub Inc. will change its name to Broadmark Realty Capital Inc.

3.	the Company’s Articles of Incorporation and Articles of Amendment and Restatement;

4.	the Subscription Agreement; and

5.	such statutes, regulations, records, agreements, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

The opinions set forth in this letter are also premised on certain written representations of the Company, Trinity and each Fund contained in letters to us dated as of the date hereof (the “Officer’s Certificates” and together with the documents referred to in the preceding sentence, the “Reviewed Documents”).

We have made such legal and factual inquiries, including an examination of the Reviewed Documents, as we have deemed necessary or appropriate for purposes of rendering the opinions. For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in such Reviewed Documents.  We consequently have relied upon the representations and statements of the Company and the other parties to the Reviewed Documents as set forth in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.          all of the factual representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof;

2.          any representation or statement made as a belief or made “to the knowledge of” or similarly qualified as to knowledge, reasonableness, or level of effort is correct and accurate, without such qualification;

3.          each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;

4.          each of the obligations of the Company, the other parties to the Reviewed Documents, and each of their respective subsidiaries, if any, described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligations;

5.          each of the Company, the other parties to the Reviewed Documents, and each of their respective subsidiaries, if any, has operated and will continue to operate in accordance with its organization documents and the laws of the jurisdiction in which it was formed;

6.          any and all elections and filings made or to be made with the IRS have been or will be timely and properly filed;

7.          all signatures are genuine, all documents have been properly executed and duly authorized and have not been amended, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to their originals, and the originals from which any copies were made are authentic; and

8.          any documents as to which we have reviewed only a form or draft were or will be duly executed without material changes from the form or draft reviewed by us.

Any material variation or difference in the facts from those set forth in the Reviewed Documents may adversely affect the conclusions stated herein.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

a)
commencing with the beginning of the Company’s taxable year ending December 31, 2019 and through the date hereof, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019 and each taxable year thereafter; and

b)
the discussion contained under the caption “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty” in the Registration Statement, to the extent it constitutes matters of U.S. federal income tax law or legal conclusions relating thereto, and subject to the limitations, qualifications and assumptions set forth therein, fairly and accurately summarizes in all material respects the matters set forth therein.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  The opinions set forth in this letter are based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions.  We assume no obligation to advise you of any such subsequent changes or modifications.  The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Furthermore, the Company’s qualification as a REIT will depend upon the Company meeting, through actual operating results, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT, which results are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership and its recordkeeping for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Except as provided in the next paragraph, this opinion letter has been prepared for your use and, unless our prior written consent has been given otherwise, may not be used for any other purpose or relied upon by any person other than yourselves, may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to references to us therein.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  We assume no obligation by reason of this opinion letter to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP